January 8, 2018

Personal & Confidential
Adrian,
I am very excited about your new role of Senior Vice President of NCR Global Hardware Product Operations organization, a truly well-deserved promotion.
While only joining NCR just a few months ago, you have quickly displayed your skills and capabilities, and have certainly made considerable contributions to the Hardware Product Operations team. I am particularly excited about 2018 and the direction you have begun to take to improve our core hardware operations with a goal of lowering our costs, improving our quality, which will ultimately make NCR more competitive in today’s marketplace. Our ambitions of becoming a well-diversified software and solutions company align directly to the success of your Hardware Product Operations vision, as we rarely sell hardware without an accompanying software solution included.
In the coming weeks, I will be meeting with you to discuss your 2018 individual goals. I know you will be doing the same with your direct reports, so let’s be sure to collaborate so we have the right aligned priorities and goals cascading across your teams.
Outlined below is your new compensation associated with your promotion, which is effective today. We have also included a table that conveniently compares your new promotional compensation with your previous compensation.
•    Senior Vice President – NCR Hardware Product Operations (Grade 21) where you will now report to me directly effective January 8, 2018;
•    Participation on NCR’s Executive Leadership Team and nomination to the NCR Board of Directors for appointment as an NCR Executive Officer and Section 16 reporting person;
• 2018 Base Salary of $525,000 effective January 8, 2018;
• 2018 MIP Target of 100% & Customer Success Target of 10% effective January 1, 2018;
•    2018 Annual LTI Award commitment of $2,000,000 to be granted on February 20, 2018 (subject to approval by NCR’s Compensation and Human Resource Committee);
•    2018 Executive Medical Exam Benefit (up to $5,000) and Executive Financial Planning Fee Reimbursement of up to $12,000;
•    Eligibility for NCR’s Change In Control (CIC) Severance Plan (subject to approval by NCR’s Board of Directors) which provides a Cash Severance benefit equal to 2x base salary plus target bonus (and certain other benefits) upon a CIC event and a qualifying termination;
•    2017 MIP & Customer Satisfaction payout will be determined after our 2017 performance results have been released and any payouts are approved by the Committee (where your 2017 MIP payout will not be less than $180,000 as outlined in your NCR offer letter).
In line with our pay-for-performance culture, your promotion compensation opportunity aligns with my confidence in your ongoing contribution to NCR. Shortly after the 2018 LTI Award grant date you will receive an NCR LTI “Waterfall Chart” that will provide you a view of your overall NCR LTI equity awards and potential future value.

Adrian Button Promotion Compensation Actions
January 8, 2018

We have set challenging aspirational goals and I am confident that together we will work to exceed those goals and complete our transformation.
Congratulations on your promotion. I’m also looking forward to having you on my leadership team where you will always have my support and sponsorship. Let’s make 2018 a year of change and improvement for Global Hardware Product Operations!

Sincerely,
MarkB

Adrian Button
2018 Target Compensation Opportunity

Pay Element	2017 Target Compensation		2018 Target Compensation		Y/Y Change
Base Salary	$480,000		$525,000		+9.4%
-MIP Target	75%	$360,000	100%	$525,000
-CS Target	10%	$48,000	10%	$52,500
-Total Target Bonus	85%	$408,000	110%	$577,500
Target Total Cash	$888,000		$1,102,500		+24.2%
LTI Awards
-Sign-on LTI Award	Time-Based RSUs	$1,250,000	--	--
-Annual LTI Award (1)	--	--	TBD	$2,000,000
Target LTI Award	$1,250,000		$2,000,000		+60.0%
Total Direct Comp.	$2,138,000		$3,102,500		+45.1%
(1) Your 2018 Annual LTI Award promotion commitment of $2,000,000 includes the minimum 2018 annual LTI Award commitment of $1,000,000 that was outlined in your NCR offer letter.